CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NovaBridge Biosciences (formerly known as I-Mab)of our report dated April 30, 2024, except for the effects of discontinued operations discussed in Note 4 and for the recast of the segment information discussed in Note 3 to the consolidated financial statements, as to which the date is April 3, 2025, relating to the financial statements, which appears in NovaBridge Biosciences’s Annual Report on Form 20-F for the year ended December 31, 2025.

/s/PricewaterhouseCoopers Zhong Tian LLP
Shanghai, the People’s Republic of China
August 17, 2026